EXHIBIT 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-114496, 333-121039, and 333-128547 on Form S-3, and Nos. 333-116014 and 333-122716 on Form S-8 of Gasco Energy, Inc. (the “Company”) of all references to Netherland, Sewell & Associates, Inc., independent petroleum engineers, and the reports prepared by such independent petroleum engineers appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
March 4, 2008